EXHIBIT 99.3

Excerpt of the Script for the Conference Call on October 6, 2008

Our third quarter was exposed to a number of late September effects which will result in our revenue coming in at  $328 million to $329 million – below our expected range of $335 million to $340 million.  The cost control measures we instituted in the second quarter have taken effect and we expect third quarter earnings per share will be $0.37 to $0.39 cents – above our original  guidance of $0.34 to $0.36 cents per share – in spite of the revenue shortfall.  The increase in EPS is driven by higher gross margins and operating leverage.

September is an especially important month for us because the third quarter is typically back-end loaded with lower revenue in the vacation months of July and August and much heavier catch-up buying in the month of September.

There were three effects which negatively impacted our engineering and construction (E&C) segment quarterly revenue late in the quarter.  They included Hurricane Ike which not only affected the coastal areas in Texas and the Gulf but also caused significant weather disruption as far inland as Louisville and Dayton.  This caused a noticeable drop in buying patterns in the mid U.S. regions in mid-to-late September.  In addition, the U.S. dollar strengthened significantly during the quarter which resulted in a $4 million revenue reduction from the point we established guidance.  However, the most significant effect was the barrage of negative news from the financial markets in the last two weeks of September.  This effect was seen at two levels – first our dealers have been reluctant to place normal stocking orders until they better understood their ability to finance themselves with their traditional banking partners.  Secondly our customers were unwilling to make late quarter capital commitments for the same reason.

Slower European conditions continued during the quarter but we had anticipated this in the guidance we provided in the July call.  Overall, the primary effects of this late September effect were concentrated in the E&C segment.  Agriculture remained strong and is expected to retain that strength into 2009.  The mobile solutions segment order's pipeline picture continues to brighten with an initial wave of enterprise orders expected in the fourth quarter which will become 2009 revenue.  We will address all issues in the quarterly conference call later in October when we may have better insight on the effects of the financial markets on our sector of the economy.  In the meantime we are reaffirming our 2008 annual earnings guidance of $1.54 to $1.59 per share.